                                EXHIBIT 4.2(b)


                              SECOND SUPPLEMENTAL INDENTURE dated as of
            March 3, 1998 (this "Supplemental Indenture"), to the Indenture dated as of February 29, 1996 (the "Indenture"), between HEXCEL CORPORATION, a Delaware corporation (the "Company"), and FIRST TRUST OF CALIFORNIA, NATIONAL ASSOCIATION, a national banking association, as trustee (the "Trustee"), as previously supplemented. Capitalized terms used but not defined in this Supplemental Indenture shall have the meanings ascribed to them in the Indenture.

     WHEREAS, the Company desires to amend certain provisions of the Indenture, among other things, in respect of the Credit Agreement (as defined in Section 1(a) below) which is being amended and restated concurrently with this Supplemental Indenture;

     WHEREAS, Section 9.02 of the Indenture authorizes the Company and the Trustee to amend certain provisions of the Indenture with the consent of the Securityholders; and

     WHEREAS, Ciba Specialty Chemical Holding Inc. ("Ciba"), as successor to Ciba Geigy Limited, and the Company have agreed to modify the terms of the Securities as set forth in this Supplemental Indenture, and accordingly, Ciba consents to this Supplemental Indenture.

     NOW, THEREFORE, the Company and the Trustee hereby agree for the equal and ratable benefit of the Securityholders as follows:

     SECTION 1. AMENDMENT OF INDENTURE. (a) The definition of "Ciba" contained in Article I of the Indenture is hereby amended to read as follows:

     "CIBA" means Ciba Specialty Chemical Holding Inc., a corporation organized under the laws of Switzerland, together with its successors and assigns."

     (b) The definition of "Credit Agreement" contained in Article I of the Indenture is hereby amended to read as follows:

               "CREDIT AGREEMENT" means, collectively, the Credit Agreement dated as of June 27, 1996, among the Company, certain of its Subsidiaries, the institutions from time to time party thereto as Lenders, Citibank, N.A. (or any successor thereto) in its separate capacity as collateral agent for the Lenders and Credit Suisse (or any successor thereto) in its separate capacity as administrative agent for the Lenders, including any related notes, letters of credit, guarantees, collateral documents, instruments and agreements executed in connection therewith, and in each case as the same may from time to time be amended, renewed, replaced, refunded, supplemented, or otherwise modified at the option of the parties thereto (including, without limitation, any extension of maturity thereof or increase in commitments or principal amounts eligible to be borrowed thereunder), and any other agreement pursuant to which any of the Indebtedness, commitments, obligations, costs, expenses, fees, reimbursements and other indemnities payable or owing thereunder may be replaced or refinanced and the amount of any Indebtedness incurred by Subsidiaries of the Company pursuant to Section 13.1(j) of the Credit Agreement (or any successor provision)."

     (c) In Sections 4.06(a) and (b) the references to "$10 million" are hereby deleted and the phrase "$20 million" inserted in lieu thereof.

     SECTION 2. CONFIRMATION. Except as hereby expressly amended, the Indenture is in all respects ratified and confirmed and all the terms, conditions and provisions thereof shall remain in full force and effect.

     SECTION 3. EFFECTIVENESS. This Supplemental Indenture shall take effect immediately up on its execution and delivery by the Company, the Trustee and Ciba.

     SECTION 4. COUNTERPARTS. This Supplemental Indenture may be executed in any number of counterparts, each of which, when so executed, shall be deemed to be an original, but all of which shall together constitute but one contract.

     SECTION 5. EXECUTION. Delivery of an executed counterpart of a signature page by facsimile transmission shall be effective as delivery of a manually executed counterpart of this Supplemental Indenture.


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


     SECTION 6. APPLICABLE LAW. THIS SUPPLEMENTAL INDENTURE SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.


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


     IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed by their duly authorized officers, all as of the date and year first above.

                                         HEXCEL CORPORATION



                                         by__________________________
                                           Name:
                                           Title:


                                         FIRST TRUST OF CALIFORNIA,
                                         NATIONAL ASSOCIATION



                                         by___________________________
                                           Name:
                                           Title:


CONSENTED AND AGREED TO BY:

CIBA SPECIALTY CHEMICAL HOLDING INC.


       by______________________________
         Name:
         Title:


       by______________________________
         Name:
         Title:




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


                           OFFICERS' CERTIFICATE


     The undersigned hereby certify that they are duly elected officers of Hexcel Corporation (the "Company"), and in such capacities they state the following with respect to the Second Supplemental Indenture, dated as of March ____, 1998 (the "Supplemental Indenture"), between the Company and First Trust of California, National Association, as trustee (the "Trustees"), which supplements the Indenture, dated as of February 29, 1996 as previously supplemented (the "Indenture"), between the Company and the Trustee with respect to the Increasing Rate Senior Subordinated Notes due 2003 (the "Notes") of the Company. Ciba Specialty Chemical Holding Inc. has consented to the Supplemental Indenture.

     Based upon the foregoing and the investigation referred to below, the undersigned certify that:

     1.   The undersigned have read the Supplemental Indenture and Section
9.02 of the Indenture.

     2. The foregoing investigation was, in the opinion of the undersigned, sufficient to enable to undersigned to express the opinion whether the provisions of Section 9.02 of the Indenture have been complied with; and

     3. The undersigned are of the opinion that the Supplemental Indenture is permitted by Section 9.02 of the indenture.

     IN WITNESS WHEREOF, the undersigned have executed this Officer's Certificate as of the ____ day of March, 1998.



                                           __________________________
                                      Name:
                                      Title:



                                           __________________________
                                      Name:
                                      Title:



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